EXHIBIT 99.1

United-Guardian Reports 2023 Financial Results

HAUPPAUGE, N.Y., March 22, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported that net income for FY 2023 remained relatively flat compared to FY 2022. Net sales for the year decreased by 14% from $12,698,503 in 2022 to $10,885,154 in 2023, generating net income of $2,581,370 ($0.56 per share) in 2023 compared to $2,569,512 ($0.56 per share) in 2022.

Donna Vigilante, President of United-Guardian, stated, “While net income remained flat from 2022 to 2023, we did experience a decrease in net sales this year compared to last year. The main cause of the decrease came from lower sales of our cosmetic ingredients, with the greatest decrease coming from our largest distributor. Based on conversations with our distributors, the decrease in sales was consistent with the overall performance of the industry, as many customers destocked their inventories and moved to just-in-time order patterns. We also experienced a supply disruption for Renacidin, our main pharmaceutical product, at the end of 2023. We have been working closely with our contract manufacturer over the past several months and we are happy to report that all validation activities have been completed and production has resumed. While 2023 presented challenges, our outlook for 2024 is looking brighter. With new orders of Renacidin starting to arrive at our facility, customers beginning to restock, and ongoing distributor negotiations we are hopeful that 2024 will position our product lines for enhanced growth.”

United-Guardian is a manufacturer of cosmetic ingredients, sexual wellness ingredients, pharmaceuticals, and medical lubricants.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022 STATEMENTS OF INCOME

	Years ended December 31,
	2023	2022

Net sales	$10,885,154	$12,698,503

Costs and expenses:
Cost of sales	5,479,566	5,996,376
Operating expenses	2,078,564	2,174,127
Research and development	463,992	490,770
Total costs and expenses	8,022,122	8,661,273
Income from operations	2,863,032	4,037,230
Other income (expense):
Investment income	306,651	236,695
Net gain (loss) on marketable securities	81,095	(1,046,245)
Total other income (expense)	387,746	(809,550)

Income before provision for income taxes	3,250,778	3,227,680

Provision for income taxes	669,408	658,168
Net income	$2,581,370	$2,569,512

Earnings per common share (basic and diluted)	$0.56	$0.56

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA (condensed)

	December 31,
	2023	2022
Current assets:	$12,252,713	$9,970,630
Deferred income taxes, net	50,930	110,544
Property, plant, and equipment, net	619,195	559,161
Total assets	12,922,838	10,640,335

Current liabilities:	1,534,256	1,373,691
Total liabilities	1,534,256	1,373,691

Stockholders’ equity	11,388,582	9,266,644
Total liabilities and stockholder’s equity	$12,922,838	$10,640,335